Exhibit 10.5

FORM OF

TAX SHARING AGREEMENT

between

CHESAPEAKE ENERGY CORPORATION

and

CHESAPEAKE OILFIELD OPERATING, L.L.C.

dated as of

June [    ], 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND EXAMPLES		1

Section 1.1	Definitions	1
Section 1.2	Examples	6

ARTICLE II ALLOCATION OF TAXES AND TAX ITEMS		6

Section 2.1	General Rules	6
(a)	Chesapeake Taxes	6
(b)	SSE Taxes	6
Section 2.2	Special Rules	7
(a)	Pro Forma Stand-Alone Basis	7
(b)	Rules for Determining from which Business a Tax Item Arises	8
(c)	Preparation of Pro Forma Calculations and Allocations	8
(d)	Differences Between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis	8

ARTICLE III PREPARATION AND FILING OF TAX RETURNS		8

Section 3.1	Joint Returns	8
Section 3.2	Separate Returns	8
Section 3.3	Rules Relating to the Preparation of Tax Returns	8
(a)	General Rule	8
(b)	Election to File Joint Returns	9
(c)	SSE Returns	9
(d)	Chesapeake Returns	9
(e)	Returns Affecting Liability of Other Party	9
(f)	Reimbursement for Costs Incurred by Preparer	9
(g)	Allocation of Tax Items Between Joint Return and Related Separate Return	10
(h)	Standard of Performance	10

ARTICLE IV TAX PAYMENTS AND INDEMNIFICATION PAYMENTS		10

Section 4.1	Payment of Taxes to Tax Authorities	10
Section 4.2	Indemnification Payments	10
(a)	Tax Payments Made by the SSE Group	10
(b)	Tax Payments Made by the Chesapeake Group	10
(c)	Credit for Prior Deemed Tax Payments	10
Section 4.3	Initial Determinations and Subsequent Adjustments	10
(a)	Initial Determinations of Payments	10
(b)	Redeterminations of Payments and Additional Payments	11
Section 4.4	Payments by or to Other Members of the Groups	11
Section 4.5	Late Payments	11
Section 4.6	Tax Consequences of Payments	11
Section 4.7	Payment Notices	12

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TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into as of [            ], 2014, between Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), and Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company. Unless otherwise indicated, all “Article” and “Section” references in this Agreement are to articles and sections of this Agreement.

RECITALS

WHEREAS, SSE (as defined below) is an indirect wholly owned subsidiary of Chesapeake that owns and operates the SSE Business (as defined below);

WHEREAS, the Board of Directors of Chesapeake has determined that it would be appropriate and desirable for Chesapeake to separate (the “Separation”) the SSE Business from the Chesapeake Business (as defined below);

WHEREAS, Chesapeake, in connection with the Separation, intends to distribute to its shareholders all of the shares of SSE stock in a transaction (the “Spin-off”) intended to qualify as a transaction described under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Parties set forth in a Master Separation Agreement the principal arrangements between them regarding the Separation and the Spin-off; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Taxes and Tax Items arising prior to, as a result of, and subsequent to the Spin-off, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND EXAMPLES

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Chesapeake” has the meaning set forth in the recitals hereto.

“Chesapeake Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.

“Chesapeake Group” means Chesapeake and each Subsidiary of Chesapeake (but only while such Subsidiary is a Subsidiary of Chesapeake) other than a Person that is a member of the SSE Group.

“Chesapeake Taxes” has the meaning set forth in Section 2.1(a).

“Code” has the meaning set forth in the recitals hereto.

“Controlling Party” means the Party that has primary responsibility, control and discretion in handling, settling, or conducting a Tax Contest pursuant to Section 5.2.

“Effective Time” means the time at which the Spin-off is effected on the Spin-off Date.

“Group” means the Chesapeake Group or the SSE Group, as the context requires.

“IRS” means the Internal Revenue Service.

“Joint Return” means any Tax Return that Chesapeake determines in its reasonable discretion includes both a Tax Item attributable to the Chesapeake Business and a Tax Item attributable to the SSE Business.

“Master Separation Agreement” means the Master Separation Agreement dated the date hereof between Chesapeake and Chesapeake Oilfield Operating, L.L.C.

“Non-Controlling Party” means the Party that does not have primary responsibility, control, and discretion in handling, settling, or conducting a Tax Contest pursuant to Section 5.2.

“Non-Controlling Party Item” has the meaning set forth in Section 5.2(c).

“Non-Preparer” means the Party that is not responsible for the preparation or filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1 and Section 3.2.

“Party” or “Parties” means Chesapeake, SSE, or both, as the context requires.

“Payment Date” means (i) with respect to any U.S. federal income Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

“Preparer” means the Party that is responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1 and Section 3.2.

“Requesting Party” has the meaning set forth in Section 6.5.

“Ruling” means PLR-137386-13 issued to Chesapeake on March 10, 2014.

“Ruling Request” means Chesapeake’s request for a ruling filed with the IRS, dated August 23, 2013, and as supplemented on February 28, 2014, and March 6, 2014 (in each case, including all appendices, schedules, attachments, and exhibits thereto), and any other correspondence (including by email) sent to the IRS in connection with obtaining the Ruling.

“Separate Return” means any Tax Return that is not a Joint Return.

“Separation” has the meaning set forth in the recitals hereto.

“Separation Transactions” means the Spin-off and related transactions described in the Information Statement.

“Spin-off” has the meaning set forth in the recitals hereto.

“Spin-off Date” means the date of the Spin-off.

“SSE” means (i) with respect to any Tax Year, or portion thereof, ending before the date of the conversion of Chesapeake Oilfield Operating, L.L.C. into Seventy Seven Energy Inc., Chesapeake Oilfield Operating, L.L.C., and (ii) with respect to any Tax Year, or portion thereof, beginning on or after the date of the conversion of Chesapeake Oilfield Operating, L.L.C. into Seventy Seven Energy Inc., Seventy Seven Energy Inc.

“SSE Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.

“SSE Group” means (i) with respect to any Tax Year, or portion thereof, ending before the Spin-off Date, SSE and each other Subsidiary of Chesapeake that is a Subsidiary of SSE on the Spin-off Date and (ii) with respect to any Tax Year, or portion thereof, beginning on or after the Spin-off Date, SSE and each Subsidiary of SSE (but only while such Subsidiary is a Subsidiary of SSE).

“SSE Taxes” has the meaning set forth in Section 2.1(b).

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Supplemental IRS Submission” means any request for a Supplemental Ruling, each supplemental submission, and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by Chesapeake or SSE from the IRS which supplements or otherwise modifies the Ruling.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that (subject to any customary assumptions, qualifications, and limitations set forth therein) (i) such action will not preclude the Spin-off from qualifying for U.S. federal income tax purposes as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Chesapeake, its shareholders, and SSE (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by Chesapeake under Section 357(c) of the Code) and (ii) such action will not increase the amount of Tax imposed on any other part of the Separation Transactions.

“Tax” or “Taxes” means all forms of taxation imposed by any governmental entity or political subdivision, agency, commission or authority thereof, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, national, federal, or other body, and without limiting the foregoing, shall include any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, recording, import, export, value added, alternative minimum, estimated, or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), together with any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission, or authority thereof that imposes such Tax, or that is charged with the assessment, determination, or collection of such Tax for such entity or subdivision.

“Tax Benefit” means any credit, deduction, or other attribute that may have the effect of decreasing any Tax.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of examining, determining, or redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for a refund of any Tax).

“Tax Counsel” means (i) with respect to the Tax Opinion, Baker Botts L.L.P. or (ii) with respect to a Supplemental Tax Opinion, a nationally recognized law firm or accounting firm designated by the Party to whom such opinion is delivered.

“Tax Detriment” means any income, gain, or other attribute that may have the effect of increasing any Tax.

“Tax Item” means any Tax Benefit or Tax Detriment.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the Ruling, (ii) the Ruling Request, (iii) any Supplemental IRS Submission, (iv) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion or the Supplemental Tax Opinion, and (v) any other materials delivered or deliverable by Chesapeake, SSE, or others in connection with the rendering by Tax Counsel of the Tax Opinion or the Supplemental Tax Opinion or the issuance by the IRS of the Ruling or any Supplemental Ruling.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Chesapeake in connection with the Separation Transactions substantially to the effect that (subject to the customary assumptions, qualifications, and limitations set forth therein) for U.S. federal income tax purposes the Spin-off will qualify as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Chesapeake, its shareholders, and SSE (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by Chesapeake under Section 357(c) of the Code).

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, election, notice, or other document required to be filed under any applicable Tax Law (whether or not a payment is required to be made in connection with such filing), including any attachments, exhibits, schedules, or appendices or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

Section 1.2 Examples. The operation of various provisions of this Agreement is illustrated by examples in Appendix A hereto, and this Agreement shall be interpreted in accordance with such examples.

ARTICLE II

ALLOCATION OF TAXES AND TAX ITEMS

Section 2.1 General Rules. Except as provided in Section 5.1 (Tax Contests—Notices) and ARTICLE VI (Assistance and Cooperation), Taxes and Tax Items shall be allocated as follows:

(a) Chesapeake Taxes. For any Tax Year, Chesapeake shall be liable for and indemnify the SSE Group against Chesapeake’s allocable portion of Taxes imposed on the Chesapeake Group and the SSE Group (“Chesapeake Taxes”). Chesapeake’s allocable portion of such Taxes shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.2(a)):

(i) Chesapeake Business Tax Detriments. Tax Detriments (other than Tax Detriments resulting from the Separation Transactions) arising from the operation or ownership of the Chesapeake Business,

(ii) Chesapeake Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the Chesapeake Business,

(iii) Separation Transactions—Generally. Tax Items resulting from the Separation Transactions, except those Tax Items that are taken into account by SSE pursuant to Section 2.1(b)(iii), and

(iv) SSE Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the SSE Business, but only to the extent such Tax Benefits are not taken into account in calculating SSE Taxes under Section 2.1(b)(ii).

(b) SSE Taxes. For any Tax Year, SSE shall be liable for and indemnify the Chesapeake Group against SSE’s allocable portion of Taxes imposed on the Chesapeake Group and the SSE Group (“SSE Taxes”). SSE’s allocable portion of such Taxes shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.2(a)):

(i) SSE Business Tax Detriments. Tax Detriments (other than Tax Detriments resulting from the Separation Transactions) arising from the operation or ownership of the SSE Business,

(ii) SSE Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the SSE Business, but not to the extent of any Tax Detriments described in Section 2.1(b)(iii),

(iii) Separation Transactions—Breach of Covenants. Tax Items resulting from the Separation Transactions, but only to the extent such Tax Items are attributable to SSE’s breach of any covenant or representation under ARTICLE VII, and

(iv) Chesapeake Business Tax Benefits. Tax Benefits (other than Tax Benefits resulting from the Separation Transactions) arising from the operation or ownership of the Chesapeake Business, but not to the extent of any Tax Detriments described in Section 2.1(b)(iii) and only to the extent such Tax Benefits are not taken into account in calculating Chesapeake Taxes under Section 2.1(a)(ii).

Section 2.2 Special Rules.

(a) Pro Forma Stand-Alone Basis. For purposes of computing Chesapeake Taxes and SSE Taxes on a pro forma stand-alone basis, Tax Items shall be taken into account:

(i) only to the extent required or allowable under applicable Tax Law on a pro forma stand-alone basis for such Tax Year,

(ii) by assuming that the members of the SSE Group filed on a consolidated basis with SSE as the common parent,

(iii) by using all applicable elections, accounting methods, and conventions used on the Tax Return on which such Tax Items are actually reported,

(iv) by applying the average Tax rate on such Tax Return (i.e., the Tax rate, expressed as a percentage, equal to the quotient of total Taxes shown on the Tax Return with respect to a particular Tax base and such applicable Tax base), provided, however, if any category of Tax Items is subject to a different rate of Tax than other categories of Tax Items on such Tax Return, the average Tax rate applicable to such category of Tax Items reported on the Tax Return shall apply with respect to such Tax Items, and

(v) by treating Tax Benefits as used in the order specified under applicable Tax Law or, to the extent that such Tax Law does not specify the order of use, as used pro rata.

(b) Rules for Determining from which Business a Tax Item Arises. For purposes of ARTICLE II, Tax Items shall be deemed to arise from the operation or ownership of the Business to which such items are more closely related. Notwithstanding the foregoing, with respect to any Tax Year, Tax Items related to overhead costs and similar expenses that do not directly relate to either Business shall be allocated between the Businesses in a manner that is consistent with the practice of the Groups that is reflected on the Tax Return relating to such Tax Year.

(c) Preparation of Pro Forma Calculations and Allocations. Chesapeake shall be responsible for preparing, in its reasonable discretion, all pro forma stand-alone basis computations and allocations provided for in this ARTICLE II (including, for the avoidance of doubt, the allocations provided for in Section 2.2(b)). Chesapeake shall make available and provide to SSE a reasonable opportunity to review all such pro forma stand-alone basis computations and allocations and shall use its reasonable discretion in taking into account any comments relating to such computations and allocations that are provided in writing by SSE, which comments shall be provided no later than thirty days after such computations and allocations are made available to SSE. Chesapeake shall have no obligation to consider any comments that are provided more than thirty days after such computations and allocations are made available to SSE.

(d) Differences Between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis. If the sum of Chesapeake Taxes and SSE Taxes relating to a Joint Return is different from the amount of Tax shown on such Joint Return, then the Tax shown on such Joint Return shall be allocated between the Parties in the same proportion as the amount of Chesapeake Taxes or SSE Taxes, as appropriate, bears to the sum of Chesapeake Taxes and SSE Taxes relating to such Joint Return.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Joint Returns. Chesapeake shall be responsible for preparing and timely filing all Joint Returns.

Section 3.2 Separate Returns. Chesapeake shall be responsible for preparing and timely filing all Tax Returns that it determines in its reasonable discretion are Separate Returns including Tax Items attributable to the Chesapeake Business. SSE shall be responsible for preparing and timely filing all other Separate Returns.

Section 3.3 Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement, the Preparer of a Tax Return shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions, and principles of taxation to be used and the manner in which any

Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b) Election to File Joint Returns. Chesapeake shall have the sole discretion of whether to file a Joint Return on a consolidated, combined, or joint basis, if the filing of such consolidated, combined, or joint return is elective under the relevant Tax Law.

(c) SSE Returns. Except as required by applicable Tax Law, with respect to any Separate Return for which SSE is the Preparer, SSE shall not take any position that it knows, or reasonably should know, would adversely affect any member of the Chesapeake Group without the prior written consent of Chesapeake. Without limiting the foregoing, SSE shall not elect under Section 172(b)(3) of the Code to relinquish the carryback period with respect to a net operating loss if such net operating loss could, absent such an election, be carried back to the Chesapeake Group’s 2014 Joint Return.

(d) Chesapeake Returns. Except as required by applicable Tax Law, with respect to any Separate Return for which Chesapeake is the Preparer, Chesapeake shall not take any position that it knows, or reasonably should know, would adversely affect any member of the SSE Group without the prior written consent of SSE.

(e) Returns Affecting Liability of Other Party. Insofar as a Tax Return prepared by one Party may affect Taxes for which the other Party is liable pursuant to this Agreement:

(i) Tax Accounting Practices. Except as required by applicable Tax Law, the Tax Return shall be prepared in a manner that is consistent with the tax accounting practice of the Groups in effect for such Tax Year.

(ii) Review Prior to Filing. The Preparer of such Tax Return shall make the Tax Return or relevant portion thereof available to the Non-Preparer no later than forty-five days before the Tax Return is due, taking into account any extensions that the Preparer files, and shall use its reasonable discretion in taking into account any comments on such Tax Return that are provided in writing by the Non-Preparer, which comments shall be provided no later than thirty days after such Tax Return is made available to the Non-Preparer. The Preparer shall have no obligation to consider any comments that are provided more than thirty days after such Tax Return is made available to the Non-Preparer.

(f) Reimbursement for Costs Incurred by Preparer. The Non-Preparer may request that the Preparer amend any Tax Return for the benefit of the Non-Preparer. If the Preparer agrees, in its sole discretion, to amend such Tax Return, it shall be entitled to reimbursement from the Non-Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request.

(g) Allocation of Tax Items Between Joint Return and Related Separate Return. Notwithstanding Section 3.3(a), if Chesapeake allocates Tax Items between a Joint Return and any related Separate Return for which SSE is the Preparer, SSE shall prepare the related Separate Return in a manner that is consistent with Chesapeake’s reporting of such Tax Items on the Joint Return.

(h) Standard of Performance. Chesapeake shall prepare Joint Returns with the same general degree of care as it uses in preparing Separate Returns.

ARTICLE IV

TAX PAYMENTS AND INDEMNIFICATION PAYMENTS

Section 4.1 Payment of Taxes to Tax Authorities. Chesapeake shall be responsible for remitting to the proper Tax Authority all Tax shown (including Taxes for which SSE is wholly or partially liable pursuant to Section 2.1) on any Tax Return for which it is the Preparer, and SSE shall be responsible for remitting to the proper Tax Authority all Tax shown on any Tax Return for which it is the Preparer.

Section 4.2 Indemnification Payments.

(a) Tax Payments Made by the SSE Group. If any member of the SSE Group remits a payment to a Tax Authority for any Chesapeake Taxes, Chesapeake shall remit the amount for which it is liable to SSE pursuant to Section 2.1(a) within thirty days after receiving written notification requesting such amount.

(b) Tax Payments Made by the Chesapeake Group. If any member of the Chesapeake Group remits a payment to a Tax Authority for any SSE Taxes, SSE shall remit the amount for which it is liable to Chesapeake pursuant to Section 2.1(b) within thirty days after receiving written notification requesting such amount.

(c) Credit for Prior Deemed Tax Payments. For purposes of Section 4.2(b), the portion of Taxes paid by the Chesapeake Group to a Tax Authority for which SSE is wholly or partially liable will be determined by assuming that SSE previously paid the full amount of its allocable share of all Taxes shown on any Tax Return filed before the Spin-off Date with respect to any Tax Year ending before the Spin-off Date.

Section 4.3 Initial Determinations and Subsequent Adjustments.

(a) Initial Determinations of Payments. The initial determination of the amount of any payment that one Party is required to make to the other Party under this Agreement shall be made on the basis of the Tax Return to which the payment relates as filed, or, if such Tax is not reported on a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority.

(b) Redeterminations of Payments and Additional Payments. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, or for any other reason (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of such Taxes is received, (iii) the Group to which a Tax Item is allocated changes, or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, thirty days after the date of a request from the other Party for the payment, (ii) as a result of the receipt of a refund will be due thirty days after the refund was received, (iii) as a result of a change in the allocation of a Tax Item will be due thirty days after the date on which the final action resulting in such change is taken by a Tax Authority or either Party or any member of its Group or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Party or any member of its Group.

Section 4.4 Payments by or to Other Members of the Groups. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to a Party may be made by or to another member of the Group to which that Party belongs, but nothing in this Section 4.4 shall relieve any Party of its other obligations under this Agreement.

Section 4.5 Late Payments. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within fifteen days after written demand for payment is made shall bear interest for the period from and including the date immediately following the last date of such payment period through and including the date of payment at a per annum rate equal to the rate specified in Section 5.5 of the Master Separation Agreement. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this ARTICLE IV, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to this Section 4.5, any costs or expenses incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

Section 4.6 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the Parties shall characterize any payment made pursuant to this Agreement in the same manner as if such payment were a capital contribution or a distribution, as the case may be, immediately prior to the Effective Time and, accordingly, as not includible in the taxable income of the recipient. The amount of any payment made pursuant to this Agreement shall be (i) grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of receiving such payment and (ii) reduced to take into account any

Tax Benefit realized by the recipient of such payment as a result of making any payment giving rise to the obligation of the payor to pay the recipient, but only to the extent that such Tax Benefit reduces the liability for Taxes (whether payable to a Tax Authority or to the other Party under this Agreement) of the recipient in the Tax Year during which such payment is received. If the payor reduces any payment by the amount of any Tax Benefit pursuant to this Section 4.6 and such Tax Benefit subsequently is denied or reduced by any Tax Authority, then the payor shall pay the recipient an amount equal to such reduction or denial. In the event that a Tax Authority asserts that Chesapeake’s or SSE’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.6, Chesapeake or SSE, as appropriate, shall use its commercially reasonable efforts to contest such assertion.

Section 4.7 Payment Notices. Any notice requesting payment to be made pursuant to this Agreement shall (i) indicate the amount due and owing, (ii) set forth in reasonable detail the calculation of such amount, and (iii) include any relevant Tax Records, statement, bill, or invoice related to such Taxes, costs, expenses, or other amounts due and owing. Payments shall be deemed made when received.

ARTICLE V

TAX CONTESTS

Section 5.1 Notices. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by the other Party hereunder, (ii) the qualification of the Spin-off, for U.S. federal income tax purposes, as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Chesapeake, its shareholders, and SSE (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by Chesapeake under Section 357(c) of the Code), or (iii) any change in the Tax treatment of any other part of the Separation Transactions. Such notice shall contain factual information (to the extent known by the notifying party or its agents or representatives) describing any threatened Tax Contest or asserted Tax liability, if any, in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, and (iii) the indemnifying Party has the right, pursuant to Section 5.2, to control the Tax Contest relating to such Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results directly in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 5.2 Control of Tax Contests.

(a) General Rule. Except as otherwise provided in this Section 5.2, the Preparer of any Tax Return shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Tax Return.

(b) Tax Contests Involving Certain Taxes Reported on a Joint Return. Chesapeake, in its sole discretion, may allow SSE to be the Controlling Party with respect to that portion of any Tax Contest that involves a Tax Item reported on a Joint Return where SSE is liable for or entitled to take into account such Tax Item under this Agreement and such Tax Item is separable from all other Tax Items reported on such Joint Return.

(c) Non-Controlling Party Participation Rights. With respect to any Tax Contest involving a Tax Item for which the Non-Controlling Party may be liable (either as a result of an increase in a Tax Detriment or a reduction in a Tax Benefit) or may be entitled to take into account under this Agreement (a “Non-Controlling Party Item”), (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, to the extent it relates to a Non-Controlling Party Item, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue relating to a Non-Controlling Party Item, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of material developments in the Tax Contest and of material communications involving representatives of the Tax Authority, to the extent related to a Non-Controlling Party Item, (iv) the Non-Controlling Party may request that the Controlling Party take a position related to a Non-Controlling Party Item in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position would not reasonably be expected to increase the Taxes for which the Controlling Party is liable, or decrease the Tax Benefits allocated to the Controlling Party under this Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), and (C) the Non-Controlling Party agrees to reimburse the Controlling Party for any reasonable third-party costs that are attributable to the Non-Controlling Party’s request, (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Tax Authority to the extent related to a Non-Controlling Party Item prior to the submission thereof and shall in its reasonable discretion consider any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (vi) there will be no settlement, resolution or closing or other agreement with respect thereto without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

ASSISTANCE AND COOPERATION

Section 6.1 Provision of Information.

(a) Information with Respect to Joint Returns. At the written request of Chesapeake, SSE shall provide Chesapeake with all Tax Records or other information then in the possession of the SSE Group that Chesapeake reasonably requests in order for Chesapeake to properly and timely file all Joint Returns. SSE shall provide such information no later than thirty days from the date of Chesapeake’s written request. However, if Chesapeake requests any such information within the thirty day period ending on the due date of such Joint Return, taking into account applicable extensions, SSE shall provide such information as soon as commercially reasonable. If SSE fails to satisfy the obligation provided for in the preceding three sentences, then, notwithstanding any other provision of this Agreement, SSE shall be liable for, and shall indemnify and hold harmless each member of the Chesapeake Group from and against, any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest or additional amounts in respect of Taxes are directly attributable to the delay in providing such information. If SSE provides such information within the time period described in this Section 6.1(a) in the form reasonably requested by Chesapeake to permit the timely filing of a Joint Return (or if no such information was requested by Chesapeake pursuant to this Section 6.1(a)), then, notwithstanding any other provision of this Agreement, Chesapeake shall be liable for, and shall indemnify and hold harmless each member of the SSE Group from and against, any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any delay in filing such Joint Return, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in filing.

(b) Information with Respect Tax Payments. At the written request of Chesapeake, SSE shall provide Chesapeake with all Tax Records or other information then in the possession of the SSE Group that Chesapeake reasonably requests in order to determine the amount of Taxes due on any Payment Date with respect to a Joint Return. SSE shall provide such information no later than thirty days from the date of Chesapeake’s written request. However, if Chesapeake requests any such information within the thirty day period ending on the Payment Date, SSE shall provide such information as soon as commercially reasonable. If SSE fails to satisfy the obligation provided for in the preceding three sentences, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in paying such Taxes, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in providing such information.

(c) Information with Respect to Separate Returns. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with all Tax Records or other information then in the possession of the Non-Preparer’s Group that the Preparer reasonably requests in order to properly and timely file all Separate Returns for which the Preparer is responsible pursuant to Section 3.2. Such information shall be provided within the time period prescribed by Section 6.1(a) for the provision of information for Joint Returns. If the Non-Preparer fails to satisfy the obligation provided for in the preceding two sentences, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in providing such information.

(d) Information with Respect to Pro Forma Stand-Alone Basis Computations and Allocations. At the written request of Chesapeake, SSE shall provide Chesapeake with all Tax Records or other information then in the possession of the SSE Group that Chesapeake reasonably requests in order for Chesapeake to prepare the pro forma stand-alone basis computations and allocations provided for in Section 2.2(c). SSE shall provide such information no later than thirty days from the date of Chesapeake’s written request.

(e) Information with Respect to Tax Contests. At the written request of the Controlling Party, the Non-Controlling Party shall provide to the Controlling Party any information then in its possession (including Tax Records) about members of the Non-Controlling Party’s Group which is reasonably necessary in order to handle, settle or conduct any Tax Contest. The Non-Controlling Party shall provide such information no later than thirty days from the date of the Controlling Party’s written request. If the Non-Controlling Party fails to satisfy the obligation provided for in the preceding two sentences, the Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from such Tax Contest, to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such information.

Section 6.2 Reliance on Exchanged Information. If a member of the SSE Group supplies Tax Records or other information to a member of the Chesapeake Group, or a member of the Chesapeake Group supplies Tax Records or other information to a member of the SSE Group, and an officer of the requesting Group member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such Tax Records or other information, then a duly authorized officer of the Group member supplying such Tax Records or other information shall certify, to such officer’s knowledge and belief, the accuracy and completeness of the Tax Records or other information so supplied.

Section 6.3 Provision of Assistance and Cooperation.

(a) Assistance with Respect to Joint Returns. At the written request of Chesapeake, SSE shall take any action (e.g., filing a ruling request with the relevant Tax Authority or executing a power of attorney) that is reasonably necessary in order for Chesapeake to prepare, file, amend or take any other action with respect to any Joint Return. If SSE fails to take any such requested action, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of a failure to take any such requested action, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the failure to take such action.

(b) Assistance with Respect to Tax Contests. At the written request of the Controlling Party, the Non-Controlling Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the Controlling Party to handle, settle or conduct a Tax Contest. Each Party shall assist the other Party in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable, third-party, out-of-pocket costs and expenses incurred in connection with this Section 6.3(b). If the Non-Controlling Party fails to provide assistance in accordance with this Section 6.3(b), the Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest, to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such assistance.

(c) Cooperation. In addition to the obligations enumerated elsewhere in this ARTICLE VI, Chesapeake and SSE shall cooperate with each other and with each other’s agents and representatives, including their respective accounting firms and legal counsel, in connection with Tax matters, including, making available to each other, as reasonably requested and available, personnel (including officers, employees and agents of the Parties or their Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest.

Section 6.4 Retention of Tax Records. Each Party shall preserve, and shall cause other members of its Group to preserve, all Tax Records that are in such member’s possession and that could affect the Tax liability of any member of the other Group, for so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended, and (ii) seven years after the Spin-off Date.

Section 6.5 Supplemental Rulings and Supplemental Tax Opinions. Each of the Parties agrees that at the reasonable request of the other Party (the “Requesting Party”), such Party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS and/or a Supplemental Tax Opinion from Tax Counsel. Within thirty days after receiving an invoice from the other Party therefor, the Requesting Party shall reimburse such Party for all reasonable costs and expenses incurred by such Party and the members of its Group in connection with assisting the Requesting Party in obtaining any Supplemental Ruling or Supplemental Tax Opinion. Notwithstanding the foregoing, no Party shall be required to file any Supplemental IRS Submission unless the other Party represents to the filing Party that (i) it has reviewed the Supplemental IRS Submission and (ii) all information and representations, if any, relating to any member of the other Party’s Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.

Section 6.6 Withholding and Reporting. With respect to any stock of Chesapeake delivered to any Person, Chesapeake and SSE shall cooperate (and shall cause their respective Subsidiaries to cooperate) so as to permit Chesapeake to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of SSE or one or more of its Subsidiaries as the withholding and reporting agent if Chesapeake or one or more of its Subsidiaries is not otherwise required or permitted to withhold and report under applicable Tax Law.

ARTICLE VII

RESTRICTIONS ON CERTAIN ACTIONS

Section 7.1 General Restrictions. Following the Effective Time, SSE shall not take any action that, or fail to take any action the failure of which to take, (i) would be inconsistent with or preclude the Spin-off from qualifying, for U.S. federal income tax purposes, as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Chesapeake, its shareholders, and SSE (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by Chesapeake under Section 357(c) of the Code) or (ii) reasonably could be expected to increase the amount of Tax imposed on any other part of the Separation Transactions, or (iii) would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

Section 7.2 Certain SSE Actions Beginning on the Spin-off Date. Without limiting the other provisions of this ARTICLE VII, during the two-year period beginning on the Spin-off Date, SSE shall not take, nor enter into a binding agreement to take, any of the following actions:

(i) liquidate or sell all or substantially all of the assets that constitute the SSE Business as of the Spin-off Date to any Person other than SSE or an entity which is and will be wholly-owned, directly or indirectly, by SSE;

(ii) transfer any assets of SSE or any Subsidiary of SSE in a transaction described in subparagraphs (A), (C), (D), (F), or (G) of Section 368(a)(1) of the Code to another entity, other than SSE or an entity which is and will be wholly-owned, directly or indirectly, by SSE;

(iii) transfer all or substantially all of the assets that constitute the SSE Business as of the Spin-off Date in a transaction described in Sections 351 or 721 of the Code other than a transfer to a corporation or partnership which is and will be wholly-owned, directly or indirectly, by SSE;

(iv) issue stock of SSE or any Subsidiary of SSE (or any instrument that is convertible or exchangeable into any such stock) other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies;

(v) facilitate or otherwise participate in any acquisition (or deemed acquisition) of stock of SSE that would result in any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of SSE; or

(vi) redeem or otherwise repurchase any stock of SSE other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, as in effect prior to its amendment by Rev. Proc. 2003-48;

in each case, without first obtaining and delivering to Chesapeake, at SSE’s own expense, a Supplemental Tax Opinion with respect to such action that is reasonably satisfactory to Chesapeake.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement to be executed and delivered on or prior to the Spin-off Date, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.2 Termination. This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Chesapeake without the approval of SSE. In the event of termination pursuant to this Section 8.2, neither Party shall have any liability of any kind to the other Party by reason of this Agreement or such termination.

Section 8.3 Entire Agreement. This Agreement, together with the Master Separation Agreement, the Ancillary Agreements (as defined in the Master Separation Agreement), and the Schedules referenced therein or attached thereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.4 Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to confer upon any Person except the Parties and their respective Subsidiaries any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by either Party, except with the prior written consent of the other Party.

Section 8.5 Amendment. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of both of the Parties.

Section 8.6 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.7 Notices. All notices, claims, certificates, requests, demands, and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered, (ii) if mailed by registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent, (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent, or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii), or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a Party as it shall have specified by like notice.

Section 8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Section 8.9 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court, administrative agency, or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Oklahoma, without regard to conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 8.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.12 Construction. This Agreement shall be construed as if jointly drafted by SSE and Chesapeake and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing. The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by any other Party, or such other Party’s employees, agents, representatives, or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives, or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 8.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

Section 8.14 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

Section 8.15 Expenses. Except as otherwise provided herein, each Party and its Subsidiaries shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 8.16 Disputes. The procedures for discussion, negotiation and arbitration set forth in ARTICLE V of the Master Separation Agreement shall apply to all disputes, controversies, or claims (whether sounding in contract, tort, or otherwise) that may rise out of or relate to, or arise under or in connection with this Agreement, except that, with respect to such disputes, controversies, or claims, the Applicable Deadline (as defined in Section 5.3(b) of the Master Separation Agreement) shall be sixty days after the later of (i) the applicable statute of limitations with respect to any Tax Item that is the subject of such dispute, controversy, or claim and (ii) the date that final action is taken by the applicable Tax Authority with respect to a Tax Contest relating to any Tax Item that is the subject of such dispute, controversy, or claim.

Section 8.17 Confidentiality. The provisions of Section 6.11 of the Master Separation Agreement shall govern the confidentiality, disclosure, and use of Confidential Information (as defined therein) relating to Taxes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

CHESAPEAKE ENERGY CORPORATION

By:
Name:
Title:

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

APPENDIX A

The following examples illustrate the operation of various provisions of this Agreement. However, no example is intended to illustrate every provision of this Agreement that may be relevant thereto.

Except as otherwise indicated, each example assumes:

(i) an average Tax rate of 35%,

(ii) Chesapeake Oilfield Operating, L.L.C. converts into SSE on June 29, 2014,

(iii) prior to the conversion Chesapeake Oilfield Operating, L.L.C. is a disregarded entity for U.S. federal income Tax purposes,

(iv) the Spin-off Date is June 30, 2014,

(v) Chesapeake recognizes $100x of gain under Section 357(c) of the Code on the Separation Transactions, and

(vi) for U.S. federal income Tax purposes the Spin-off qualifies as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Chesapeake, its shareholders, and SSE (except to the extent such shareholders receive cash in lieu of fractional shares or gain is required to be recognized by Chesapeake under Section 357(c) of the Code).

Example 1. General Tax Allocation on Joint Return.

On its U.S. federal consolidated income Tax Return for the Tax Year that begins on January 1, 2014, and ends on December 31, 2014, the Chesapeake consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). The $200x of consolidated net taxable income reported on such Tax Return consists of $300x in Tax Detriments and $100x in Tax Benefits.

Pursuant to Section 2.2(c), Chesapeake determines in its reasonable discretion that the Tax Detriments consist of (i) $100x of gain recognized under section 357(c) and attributable to the Separation Transactions, (ii) $100x of income more closely related to the Chesapeake Business, and (iii) $100x of income more closely related to the SSE Business. Similarly, Chesapeake determines in its reasonable discretion that the Tax Benefits consist of (i) $50x of deductions more closely related to the Chesapeake Business and (ii) $50x of deductions more closely related to the SSE Business.

Pursuant to Section 2.1, each of Chesapeake and SSE will be liable for its allocable portion of the $70x of Tax shown on the U.S. federal consolidated income Tax Return. Pursuant to Section 2.2(c), each Party’s allocable portion of such Tax is determined by Chesapeake, in its reasonable discretion, by taking into account on a pro forma stand-alone basis the Tax Items shown on such Tax Return and allocated to such Party pursuant to Section 2.1.

Thus, Chesapeake determines in its reasonable discretion that its allocable portion of such Tax is determined by taking into account on a pro forma stand-alone basis:

(i) pursuant to Section 2.1(a)(iii), the $100x of Tax Detriments arising from the Separation Transactions,

(ii) pursuant to Section 2.1(a)(i) and 2.2(b), the $100x of Tax Detriments more closely related to the Chesapeake Business because they are deemed to arise from the operation or ownership of the Chesapeake Business, and

(iii) pursuant to Section 2.1(a)(ii) and 2.2(b), the $50x of Tax Benefits more closely related to the Chesapeake Business because they are deemed to arise from the operation or ownership of the Chesapeake Business.

Taking into account such Tax Items on a pro forma stand-alone basis, Chesapeake’s allocable portion of the $70x of Tax therefore is $52.5x (viz., (($100+$100-$50)(35%)).

In addition, Chesapeake determines in its reasonable discretion that SSE’s allocable portion of such Tax is determined by taking into account:

(i) pursuant to Section 2.1(b)(i) and 2.2(b), the $100x of Tax Detriments more closely related to the SSE Business because they are deemed to arise from the operation or ownership of the SSE Business, and

(ii) pursuant to Section 2.1(b)(ii) and 2.2(b), the $50x of Tax Benefits more closely related to the SSE Business because they are deemed to arise from the operation or ownership of the SSE Business.

Taking into account such Tax Items on a pro forma stand-alone basis, SSE’s allocable portion of the $70x of Tax therefore is $17.5x (viz., (($100-$50)(35%)).

Because Chesapeake determines in its reasonable discretion that the 2014 U.S. federal consolidated income Tax Return includes Tax Items attributable to the Chesapeake Business and Tax Items attributable to the SSE Business, it will be a Joint Return. Pursuant to Section 3.1, Chesapeake is responsible for preparing and timely filing the Joint Return. Chesapeake will have the right to make those determinations described in Section 3.3(a) with respect to the Joint Return. Pursuant to Section 3.3(e)(ii), Chesapeake must make the Joint Return available to SSE no later than forty-five days before the Joint Return is due, taking into account any applicable extensions. Further, Chesapeake must, in its reasonable discretion, take into account any written comments provided by SSE, but only to the extent such comments are provided no later than thirty days after the Joint Return is made available to SSE.

Pursuant to Section 4.1, Chesapeake must pay the $70x of Tax to the Tax Authority. Pursuant to Section 2.2(c), Chesapeake must make available and provide to SSE a reasonable opportunity to review the pro forma stand-alone basis computations and allocations and use its reasonable discretion in taking into account any written comments provided by SSE with respect to such computations and allocations, but only to the extent such comments are provided no later than thirty days after such computations and allocations have been made available to SSE.

Pursuant to Section 4.2(b), SSE must remit the amount for which it is liable (viz., $17.5x) to Chesapeake within thirty days after receiving written notification requesting such amount. If payment is not made within thirty days, SSE must pay interest thereafter on the amount past due at the rate and as determined under Section 4.5.

Pursuant to Section 4.6, the Parties would ordinarily characterize SSE’s payment of $17.5x in the same manner as if it were a distribution to Chesapeake immediately prior to the Effective Time. However, under applicable Tax Law (viz., Treasury Regulations Sections 1.1552-1(b)(2) and 1.1502-32(b)(3)(iv)(D)), the Parties are required to treat a portion of such payment as a payment in satisfaction of indebtedness owed by SSE to Chesapeake.

Example 2. Separate Return filed by SSE.

On its 2014 U.S. federal consolidated income Tax Return, the Chesapeake consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $150x consists of Tax Items that are deemed to arise from the operation or ownership of the Chesapeake Business. The remaining $50x of consolidated net taxable income consists of Tax Items that are deemed to arise from the operation or ownership of the SSE. The SSE Group had total consolidated net taxable income of $125x during the period beginning January 1, 2014, and ending December 31, 2014. Because Chesapeake’s 2014 U.S. federal consolidated income Tax Return includes Tax Items attributable to the Chesapeake Business and Tax Items attributable to the SSE Business, it will be a Joint Return.

Pursuant to Section 3.2, SSE is responsible for preparing and timely filing a Separate Return for the SSE Group for the period beginning on July 1, 2014, and ending on December 31, 2014. As a result, SSE will have the right to make those determinations described in Section 3.3(a) with respect to the Separate Return, subject to the limitations in Section 3.3(c), Section 3.3(e), and Section 3.3(g). SSE must, pursuant to Section 3.3(g), prepare its related Separate Return so that its net income is allocated consistently with the Joint Return.

As a result, $50x of SSE’s 2014 net income is allocated to the Joint Return and the remainder of SSE’s 2014 net income (viz., $75x) is allocated to its Separate Return.

Example 3. Separate Returns and State Taxes.

On a monthly Pennsylvania sales Tax Return during 2013, $50x of sales Tax must be reported. For purposes of this example, it is assumed that such Tax Return was not filed prior to the Effective Time of this Agreement. The $50x of sales Tax reported on such Tax Return consists of Tax Detriments that are deemed to arise from the operation or ownership of the SSE Business.

Because such Tax Return includes Tax Items attributable only to the SSE Business, it will be a Separate Return. Pursuant to Section 3.2, SSE is responsible for preparing and timely filing such Separate Return and will have the right to make those determinations described in Section 3.3(a) with respect to the Separate Return, subject to the limitations in Section 3.3(c) and Section 3.3(e). Pursuant to Section 4.1, SSE must pay the $50x of sales Tax shown on the Separate Return to the proper Tax Authority. Furthermore, pursuant to Section 5.2(a), SSE will have primary responsibility, control and discretion in handling, settling, or conducting any Tax Contest with respect to such Tax Return, subject to the limitations in Section 5.2(c).

Alternatively, if the $50x of Taxes shown on the Pennsylvania sales Tax Return described above consists of Tax Detriments arising from the operation or ownership of the SSE Business and Tax Detriments arising from the operation or ownership of the Chesapeake Business, such Tax Return will be a Joint Return. In such case, pursuant to Section 3.1, Chesapeake will be responsible for preparing and timely filing such Joint Return and will have the right to make those determinations described in Section 3.3(a) with respect to the Joint Return, subject to the limitations in Section 3.3(e) and Section 3.3(e). Pursuant to Section 4.1, Chesapeake must pay the $50x of sales Tax shown on the Joint Return to the proper Tax Authority, but will be entitled to reimbursement from SSE pursuant to Section 4.2(b) to the extent that SSE is liable for any portion of such Tax pursuant to Section 2.1.

Furthermore, pursuant to Section 5.2(a), Chesapeake will be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Tax Return. However, SSE will have Non-Controlling Party participation rights pursuant to Section 5.2(c) with respect to such Tax Contest if such Tax Context could result in the increase of an SSE Tax Detriment or the reduction of an SSE Tax Benefit.

Example 4. NOL Carryback by SSE.

On its 2014 U.S. federal consolidated income Tax Return, the Chesapeake consolidated group reports $200x of consolidated net taxable income, no credits, and a Tax liability of $70x (viz., (35%)($200x)). Of the $200x of consolidated net taxable income reported on such Tax Return, $190x consists of Tax Items that are deemed to arise from the operation or ownership of the Chesapeake Business. The remaining $10x of consolidated net taxable income consists of Tax Items that are deemed to arise from the operation or ownership of the SSE Business.

In addition, $150x of consolidated net taxable income and no credits arise from the operation or ownership of the SSE Business during the period beginning on July 1, 2014, and ending on December 31, 2014, but, in 2015, a $150x net operating loss (“NOL”) arises from the operation or ownership of the SSE Business.

Under applicable Tax Law, SSE’s short Tax Year ending on the Spin-off Date will be considered the same Tax Year as Chesapeake’s Tax Year ending on December 31, 2014 (and which includes SSE’s short Tax Year), but will be considered a different Tax Year from SSE’s short Tax Year that begins after the Spin-off Date. Under applicable Tax Law, the carryback period for the NOL includes Chesapeake’s Tax Year ending on December 31, 2014 followed by SSE’s short Tax Year beginning July 1, 2014 and ending on December 31, 2014. Pursuant to Section 3.3(c), SSE is not permitted to make the election under Section 172(b)(3) of the Code to relinquish the carryback period for the NOL.

Under applicable Tax Law, the NOL would be carried back to Chesapeake’s 2014 Joint Return and Chesapeake generally would be entitled to utilize that portion of the NOL equal to the net income generated by the SSE Group during the period SSE was considered a member of the Chesapeake consolidated group. See Treasury Regulations Sections 1.1502-21(c) and 1.1502-21(c)(1)(iii), Example 3 (illustrating the SRLY limitations on NOL carrybacks from a separate return year to a consolidated return year). Pursuant to Section 2.1(b)(ii) and Section 2.2(a)(i), SSE would be entitled to take such portion of the NOL into account in determining SSE Taxes for the 2014 Joint Return, but only to the extent that SSE would be allowed to take such portion into account under applicable Tax Law on a pro forma stand-alone basis for such Tax Year. Pursuant to Section 2.1(a)(iv), Chesapeake would be entitled to take the remaining portion of the NOL, as permitted under applicable Tax Law, into account in determining Chesapeake Taxes and would not be required to compensate SSE therefor.

Any portion of the NOL that was not used on the 2014 Joint Return would be carried forward and utilized as a Tax Benefit by SSE on its 2014 Separate Return (assuming such use was permitted under applicable Tax Law).

Example 5. NOL Carryforward as a Tax Benefit on Joint Return.

On its 2014 U.S. federal consolidated income Tax Return, and without taking into account any NOL carryforwards or NOL carrybacks, the Chesapeake consolidated group reports $150x of consolidated net taxable income, no credits, and a Tax liability of $52.5x (viz., (35%)($150x)). All $150x of consolidated net taxable income reported on such Tax Return consists of Tax Items that are deemed to arise from the operation or ownership of the Chesapeake Business. In addition, a $200x NOL arose from the operation or ownership of the SSE Business in 2013 and is carried forward to the 2014 Joint Return under applicable Tax Law.

Pursuant to Section 2.1(a)(iv), Chesapeake is entitled to take the NOL carryforward into account as a Tax Benefit in determining Chesapeake Taxes in 2014, and although the NOL arose from the operation or ownership of the SSE Business, Chesapeake will not be required to compensate SSE therefor. Thus, in 2014, Chesapeake will be obligated to pay Tax of $0x (viz., (35%)($150x - $150x)) to the Tax Authority and $0x to SSE.

Under applicable Tax Law, any remaining NOL carryforward may be utilized only by Chesapeake because such NOL arose while SSE was disregarded as separate from Chesapeake for U.S. federal income Tax purposes. Chesapeake will not be required to compensate SSE for the use of any such NOL carryforward.

Example 6. Difference Between Tax Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis.

On its 2014 U.S. federal consolidated income Tax Return, the Chesapeake consolidated group reports a total Tax liability of $100x. On a pro forma stand-alone basis, Chesapeake Taxes would equal $90x, which Taxes would be composed of $70x of “regular tax” and $20x of “alternative minimum tax” imposed under Section 55 of the Code. On a pro forma stand-alone basis, SSE Taxes would equal $30x, which Taxes would be composed of $30x of “regular tax” and no “alternative minimum tax.”

Pursuant to Section 2.2(d), because the sum of Chesapeake Taxes and SSE Taxes (viz., $120x or ($90x + $30x)) is different from the amount of Tax shown on such Joint Return (viz., $100x), the $100x of Tax shown on the Joint Return is allocated $75x (viz., ($100x)($90x/$120x)) to Chesapeake and $25x (viz., ($100x)($30x/$120x)) to SSE.

Example 7. Average Tax Rate.

On a 2014 Joint Return, Chesapeake reports $200x of net taxable income and no credits. Assume that, under applicable Tax Law, the first $50x of net taxable income is subject to a Tax rate of 10%, the next $50x of net taxable income is subject to a Tax rate of 20%, and the remaining $100x of net taxable income is subject to a Tax rate of 25%. As a result, the Joint Return reports a Tax liability of $40x (viz., (10%)($50x) + (20%)($50x) + (25%)($100x)). The average Tax rate on such Tax Return is 20% (viz., ($40x/$200x)). Accordingly, pursuant to Section 2.2(a)(iv), a 20% Tax rate applies for purposes of computing Taxes on a pro forma stand-alone basis.

Example 8. Breach of Covenants.

After taking gain under Section 357(c) into account, Chesapeake held the SSE stock with a fair market value of $300x and a basis of $0x immediately before the Spin-off. In 2015, SSE enters into a merger whereby an acquiring corporation acquires all of the assets and liabilities of SSE and SSE’s shareholders receive stock in the acquiring corporation in exchange for all of their stock in SSE. Assume that entering into the merger causes the Spin-off to be taxable to Chesapeake under Section 355(e).

As a result of the application of Section 355(e), Chesapeake will be required to recognize all of the realized gain on the Spin-off. Accordingly, ignoring any available NOL, the Separation Transactions result in a net Tax liability of $140x (viz., (35%)($300x gain on the Spin-off) + (35%)($100x gain under Section 357(c)).

Pursuant to Section 2.1(b)(iii), all $105x of the Tax (viz., (35%)($300x)) resulting from the application of Section 355(e) would be allocated to SSE because entering into the merger is a breach of covenant under Article VII that causes Section 355(e) to apply to the Spin-off. However, the $35x of Tax (viz., (35%)($100x)) resulting from the application of Section 357(c) to the Separation Transactions is not attributable to SSE’s breach and is therefore allocated to Chesapeake pursuant to Section 2.1(a)(iii).

Pursuant to Section 4.2(b), SSE must remit the $105x of Taxes related to application of Section 355(e) to the Spin-off to Chesapeake within thirty days after receiving written notification requesting such amount. Pursuant to Section 2.1(b)(ii) and (iv), the result would be the same even if an NOL exists that could offset any gain required to be recognized as a result of the merger. Pursuant to Section 4.6, to the extent permitted by applicable Tax Law, the Parties must characterize SSE’s payment of $105x in the same manner as if it were a distribution to Chesapeake immediately prior to the Effective Time. Section 4.6 also provides that SSE’s payment must be grossed up for any additional Taxes that may be owed by Chesapeake as a result of such payment.

Example 9. Redetermination of Tax Detriments Allocated to Chesapeake.

On its 2014 U.S. federal consolidated income Tax Return, the Chesapeake consolidated group reports no consolidated net taxable income, an NOL of $100x, and no Tax liability. $50x of the NOL consists of Tax Items that are deemed to arise from the operation or ownership of the Chesapeake Business and the remaining $50x consists of Tax Items that are deemed to arise from the operation or ownership of the SSE Business. Because no Tax is owed on the Joint Return, no payments are required to be made under this Agreement.

In 2016, the Tax Authority initiates a Tax Contest with respect to the 2014 Joint Return. In the Tax Contest, the Tax Authority asserts that an additional $100x of taxable income must be reported on the 2014 Joint Return. Such additional taxable income arose from the Chesapeake Business. Pursuant to Section 5.2(a), Chesapeake is the Controlling Party with respect to the Tax Contest because it involves a Tax reported on a Tax Return for which Chesapeake is the Preparer. On December 31, 2016, a date subsequent to the Spin-off Date, Chesapeake agrees to enter into a closing agreement with the Tax Authority and recognize $100x of additional taxable income in 2014 in settlement of the Tax Contest.

As a result of the closing agreement, Section 4.3(b) requires that the amounts paid under this Agreement be redetermined. Under applicable Tax Law and pursuant to Section 2.1(a)(ii) and Section 2.1(a)(iv), Chesapeake is entitled to use the $100x NOL as a Tax Benefit to completely offset the additional taxable income recognized as a result of the Tax Contest. Chesapeake is not required to reimburse SSE for the use of the $50x portion of such NOL that arose from the operation or ownership of the SSE Business.

Example 10. Redetermination of Tax Detriments Allocated to SSE.

On its 2013 U.S. federal consolidated income Tax Return, the Chesapeake consolidated group reports no consolidated net taxable income, an NOL of $100x, and no Tax liability. $50x of the NOL consists of Tax Items that are deemed to arise from the operation or ownership of the Chesapeake Business and the remaining $50x consists of Tax Items that are deemed to arise from the operation or ownership of the SSE Business. Because no Tax is owed on the Joint Return, no payments are required to be made under this Agreement.

In 2015, the Tax Authority initiates a Tax Contest with respect to the 2013 Joint Return. In the Tax Contest, the Tax Authority asserts that an additional $100x of taxable income must be reported on the 2013 Joint Return. Such income arose from the SSE Business. Pursuant to Section 5.2(b), Chesapeake may, in its sole discretion, permit SSE to be the Controlling Party with respect to the Tax Contest. In such case, pursuant to Section 5.2(c), Chesapeake would have Non-Controlling Party participation rights with respect to the Tax Contest because such Tax Contest may result in the reduction of a Chesapeake Tax Benefit.

On December 31, 2015, a date subsequent to the Spin-off Date, SSE agrees, with Chesapeake’s consent, to enter into a closing agreement with the Tax Authority to recognize $100x of additional taxable income in 2013 in settlement of the Tax Contest.

As a result of the closing agreement, Section 4.3(b) requires that the amounts paid under this Agreement be redetermined. Under applicable Tax Law, SSE and Chesapeake are entitled to use the $100x NOL to completely offset the additional taxable income recognized as a result of the Tax Contest. Therefore, no additional Tax is owed as a result of the closing agreement. Pursuant to Section 2.1(b)(ii) and Section 2.1(b)(iv), SSE is entitled to take the entire $100x NOL into account as a Tax Benefit in calculating SSE Taxes, which results in SSE Taxes of $0x (viz., $100x - $100x). SSE is not required to reimburse Chesapeake for the use of the $50x portion of such NOL that arose from the operation or ownership of the Chesapeake Business.

Alternatively, assume that the 2013 Joint Return did not report an NOL. As a result, the closing agreement results in $100x of consolidated net taxable income, no credits, and a Tax liability of $35x (viz., (35%)($100x)). All $100x of the consolidated net taxable income consists of Tax Items that are deemed to arise from the operation or ownership of the SSE Business. Taking into account such Tax Items on a pro forma stand-alone basis, SSE’s allocable portion of the $35x of Tax is $35x (viz., ($100x)(35%)).

Pursuant to Section 4.1, Chesapeake must pay the $35x of Tax to the Tax Authority. Pursuant to Section 4.2(b), SSE must remit the amount for which it is liable (viz., $35x) to Chesapeake within thirty days after receiving written notification requesting such amount.